Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS AS IT CONTINUES TO ENHANCE BOARD INDEPENDENCE

PONTE VEDRA, Fla. (June 16, 2017) — Advanced Disposal (NYSE: ADSW), an integrated environmental services company, announced today that E. Renae Conley will be joining the Board of Directors and will be serving on the Company’s Compensation Committee and Nominating and Corporate Governance Committee.

Ms. Conley has over 30 years of business experience in leadership positions across a number of cross-functional disciplines including finance, operations and human resources.  Since 2014, she has served as the CEO of ER Solutions, LLC, an energy consulting company.  Ms. Conley has served as a director of PNM Resources, Inc., an investor-owned holding company with two regulated utilities providing electricity and electric services in New Mexico and Texas, during that same time period. Prior to 2014, she served as Executive Vice President, Human Resources & Administration, and Chief Diversity Officer of Entergy Corporation, an integrated energy company,  from 2010 to 2013 and as Chairman, President and CEO of Entergy Louisiana, Entergy Gulf States Louisiana, a subsidiary of Entergy Corporation, from 2000-2010.

In addition to her current responsibilities, Ms. Conley serves on the Ball State University Board of Trustees and the Ball State University Foundation, which is also where she received her Bachelor of Science degree in accounting and Master of Business Administration.  She previously served on the board of ChoicePoint, Corp., a publicly held identification and credential verification company, prior to its acquisition by Reed Elsevier.  She is retired from the boards of the New Orleans Branch of the Federal Reserve Bank of Atlanta and the National Action Council for Minorities in Engineering.

Ms. Conley’s appointment will become effective upon the Company’s Board meeting scheduled for August 1, 2017, and she meets the independence qualifications outlined by the New York Stock Exchange.

“We are extremely pleased that Renae Conley is joining our Board,” said Richard Burke, CEO.  “Her extensive leadership experience across a number of disciplines will be invaluable to us, as we continue to grow as a public company.”

In addition to Ms. Conley’s appointment, the Company announced that in connection with the recent secondary offering of common shares of the company by affiliates of BTG Pactual and Highstar Capital, Sergio Pedreiro and Matthew Rinklin have tendered their resignations from the Board of Directors.  These changes are consistent with the Company’s continued evolution towards having a Board of Directors comprised of a majority of independent Board members and are in accordance with the terms of the Stockholders Agreement entered into with the Company at the time of its initial public offering. Mr. Rinklin’s resignation has been accepted by the Board, effective immediately. The Board has requested that Mr. Pedreiro continue to serve until the Company’s Board meeting in October 2017.

Mr. Pedreiro is an Associate Partner and a Portfolio Management Team member of BTG Pactual, an investment bank and asset and wealth manager based in Brazil, where he has served since April 2014. Mr. Pedreiro had served as a designated director of BTG Pactual since 2016. Mr. Pedreiro currently serves as CEO of Estre Ambiental, a Brazilian waste management company since May 2015, where he has also served as director since 2011.

Mr. Rinklin joined Highstar Capital in 2011, and he served as a designated director of Highstar Capital since 2012. Mr. Rinklin currently serves as Senior Vice President at Oaktree Capital Management since 2017 and Vice President since 2014, and served as Vice President at Highstar Capital from 2011 to 2014.

“Sergio and Matt’s leadership have been vital to the growth and success of Advanced Disposal,” stated Richard Burke, Chief Executive Officer.  “Both of them have helped guide us through transformational changes in the Company’s history. We thank them for their service to the Company and wish them success in their future endeavors.”

Forward-Looking Statements

This press release contains “forward-looking” statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements, including but not limited to the cautionary warnings and risk factors included in the most recently filed Form 10-K with the SEC.

About Advanced Disposal Services, Inc.

Advanced Disposal (NYSE: ADSW) brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial, and construction customers across 16 states and the Bahamas.  Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at www.AdvancedDisposal.com or follow us on Facebook.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900, Matthew.Nelson@AdvancedDisposal.com

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